INDEPENDENT AUDITORS' REPORT

To the Shareholders and Board of Trustees of Morgan Stanley Dean Witter Variable Investment Series:


In planning and performing our audits of the financial statements of Morgan Stanley Dean Witter Variable
Investment Series (the "Fund"), comprising, respectively,
 the Money Market Portfolio, the Quality Income
Plus Portfolio, the High Yield Portfolio, the Utilities
 Portfolio, the Income Builder Portfolio, the Dividend
Growth Portfolio, the Capital Growth Portfolio, the Global
 Dividend Growth Portfolio, the European
Growth Portfolio, the Pacific Growth Portfolio, the Equity
Portfolio, the S&P 500 Index Portfolio, the
Competitive Edge "Best Ideas" Portfolio, the Strategist
Portfolio, Aggressive Equity Portfolio, the Short-
Term Bond Portfolio, and the Information Portfolio
(the "Portfolios"), for the year ended December 31, 2000 (on which we have issued our report dated February
 16, 2001), we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form
N-SAR, and not to provide assurance on the Fund's internal control.

The management of the Fund is responsible for establishing
 and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions or that the
effectiveness of the design and operation may deteriorate.

Our consideration of the Fund's internal control would not
 necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions.
However, we noted no matters involving the Fund's internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 2000.

This report is intended solely for the information and use of management, the Shareholders and Board of Trustees of the Fund, and the Securities and Exchange
 Commission and is not intended to be and should not be used by anyone other than these specified parties.



Deloitte & Touche LLP
New York, New York
February 16, 2001